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                                                                    EXHIBIT 5.1
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[Summa Industries letterhead]


December 14, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

        I am the General Counsel of Summa Industries, a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 pertaining to the issuance and sale of up to an aggregate of 500,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares") issuable under the Company's 1999 Stock Option Plan (the "Plan").

        For the purpose of rendering this opinion, I have examined and relied upon such records, documents, certificates and other instruments and made such legal and factual examinations and inquiries as I have deemed necessary or appropriate. On the basis of such examinations and inquiries, and relying thereon, I am of the opinion that the Shares are duly authorized and, when issued and sold upon exercise of options granted under the Plan on the terms and conditions set forth therein, will be validly issued, fully paid and nonassessable under the laws of the State of Delaware.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under Item 5 of Part II of the Registration Statement.

                                            Very truly yours,

                                            /s/  Trygve M. Thoresen

                                            Trygve M. Thoresen, Esq.
                                            General Counsel